Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated March 27, 2020 with respect to the financial statements of Principal Life Insurance Company Variable Life Separate Account, (2) dated March 13, 2020 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 13, 2020 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 19 to the Registration Statement (Form N-6, No. 333-100838) of Principal Life Insurance Company Variable Life Separate Account and the related prospectus of the Principal Variable Universal Life Accumulator II.

/s/Ernst & Young LLP
Des Moines, Iowa
April 28, 2020